NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
November 22, 2004	Chief Financial Officer
(206) 298-2909

EMERITUS DELAYS FILING THIRD QUARTER FORM 10-Q; TO RESTATE FINANCIAL STATEMENTS

SEATTLE, WA, November 22, 2004 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced that it did not file its Form 10-Q for the third quarter as it had expected. The Company announced on November 12, 2004 that it had delayed the filing of its Form 10-Q to today to complete certain restatements of its financial statements.

The further delay occurred when the accounting treatment for many of the Company’s leases with rent escalation provisions was reevaluated in the course of a continuing review by the Company and its independent registered public accountants. Certain leases that have been accounted for previously as operating leases should instead be accounted for as capital leases. In addition, the accounting for some leases that continue to be treated as operating leases should be changed to accrue total rent expense on a straight line basis over the lease term rather than recording actual rent paid under these leases. The Company also said that these changes would result in restatements of its prior financial statements.

The Company noted that these changes relating to its lease accounting are due to a reexamination of existing leases and the application of complex accounting rules. It is not the result of the discovery of new facts or information. The application of these accounting rules does not affect the revenues or non-property expenses of the communities themselves nor does it affect the Company's consolidated cash flow.

Based on a preliminary analysis, the Company said that these accounting changes, as well as additional accounting changes described later in this release, could increase property-related expenses in the range of $15 million to $18 million for 2004 and $20 million to $24 million for 2005. The effects of the accounting change decline after 2005. Since many of the affected leases commenced September 30, 2003 and thereafter, the effect on 2003 would range from $5 million to $7 million and earlier periods would be less affected. Because of ongoing review and analysis, these figures could change.

Commenting on the impact of the restatement, Chairman and CEO Dan Baty said, "It is regrettable that we find ourselves in a position where the accounting for a majority of our leases has to be changed from what we thought was appropriate treatment. Although the application of generally accepted accounting principles appears to require this accounting, it does not change the underlying economics of the Company's business and we do not believe that it is a true reflection of those economics. We are considering various modifications of the lease terms that could result in a return to the original accounting treatment for future periods. This would, of course, require the cooperation of our landlords and there is no assurance that this could be accomplished on satisfactory terms for some or all of the affected leases."

Pending the release of detailed financial statements, the Company said that its results of operations for the third quarter of 2004 were generally consistent with the previously reported results for the second quarter of 2004, excluding the effect of the accounting changes.

Lease Accounting

Of the 164 communities that the Company operates, 158 communities are leased. Of these, leases of 90 communities are involved in the accounting changes that relate to capital lease treatment or straight line rental treatment, although it is not yet known how many leases will fall into each category. Rent escalators, which require annual increases in rent based on the lesser of a fixed amount or various formulae related to the consumer price index, are contained in all of the leases and affect the accounting in both categories.

Leases of 47 communities contain provisions that permit the landlord to claim a default based on a subjective standard (such as a material adverse change) and that, upon any default, provide for acceleration of all rents for the full term in the lease. Under accounting literature, this combination of provisions causes the leases to fail the quantitative test for treatment as an operating lease. Accordingly, these leases should be accounted for as capital leases. Leases of an additional 70 communities could also be accounted for as capital leases or operating leases depending on how the lease escalation provisions themselves affect the applicable quantitative test, although leases for 24 of these communities would not be subject to straight line treatment if they are treated as operating leases. Accounting for the leases of these 24 communities as capital leases would result in approximately $1 million of additional property-related expense that is not included in the above summary.

Under capital lease accounting, the Company would establish on its balance sheet a liability based on the present value of rent payments, including both base rent and fixed annual increases, over the lease term and a corresponding asset. Based on these assets and liabilities, the statement of operations would include charges for depreciation and amortization and interest in lieu of the rent under the lease. The net effect of treating leases as capital leases rather than operating leases would be to increase the Company's property-related expense.

The Company currently accounts for operating leases by including the actual rent paid under the leases as lease expense in its financial statements. For leases that continue to be treated as operating leases under the revised treatment, the Company would be required to account for the total rent for the term of the lease, including both base rent and fixed annual increases, on a straight line basis over the term. This accounting treatment results in accrued lease expense greater than the actual rent paid in the earlier years of the lease and less lease expense than actual rent payments in the later years of the lease.

Although the foregoing accounting changes result in the most significant impact on the Company's financial statements, the Company also identified other changes in accounting for its leases. As previously announced on November 12, 2004, a sale-leaseback transaction relating to four communities will be accounted for as a financing rather than under sale-leaseback accounting because the Company has continuing involvement in the communities. A sale-leaseback transaction relating to an additional 11 leases completed in August 2004 will also be accounted for as a financing due to continuing involvement and will be included in the Company's third quarter financial statements.

The proposed restatements will require the Company to file amendments to its previously filed Form 10-K for the year ended December 31, 2003 and its Forms 10-Q for the first and second quarter of 2004. The Company said that it is working to complete the proposed restatements and prepare the amendments as soon as possible, but that it will require additional time. These tasks, as well as the ongoing review by the Company's independent auditors, could result in additional adjustments. With these cautions, the Company's objective is to file the amendments with the SEC by the middle of December.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest operators of freestanding assisted living communities throughout the United States. These communities provide residential housing alternatives for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 181 communities representing capacity for approximately 18,400 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of five communities that are subject to a short term contract. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.